Exhibit 99.1

BUILD-A-BEAR WORKSHOP REPORTS FISCAL SECOND QUARTER 2026 RESULTS

ST. LOUIS, MO (August 27, 2026) – Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the second quarter of fiscal year 2026 ended August 1, 2026.

●	Second-quarter total revenues were $115.3 million, compared to $124.2 million
●	Second-quarter pre-tax income was $11.6 million, compared to $15.3 million
●	Second-quarter diluted earnings per share (“EPS”) totaled $0.70, compared to $0.94
●	For the first half of fiscal 2026, the Company returned $22.7 million to shareholders through share repurchases and quarterly dividends
●

The Company updates its fiscal 2026 expectations, including lowering its revenue outlook to a range of $500 million to $525 million and its pre-tax income outlook to a range of $60 million to $68 million

"While we expected fiscal 2026 to be back-half weighted, second-quarter results fell short of our expectations, and certain wholesale opportunities may take longer to realize than previously anticipated. Accordingly, we have moderated our outlook for the balance of the year. That said, we continue to execute against our long-term strategic growth initiatives, including the planned acceleration in experience location openings during the remainder of the year. We also look forward to the upcoming grand opening of our new, highly immersive, multi-level, largest retail-tainment destination at ICON Park in Orlando, which will showcase an elevated expression of the Build-A-Bear experience," commented Chris Hurt, Chief Executive Officer of Build-A-Bear Workshop.

Voin Todorovic, Chief Financial Officer and Chief Administrative Officer of Build-A-Bear Workshop, concluded, “Our continued strong profitability and disciplined capital allocation drove the return of $49 million to shareholders over the past 12 months through share repurchases and quarterly dividends, including almost $23 million in the first half of this year. Looking ahead, we expect cash generation to increase through the remainder of the year, supported by continued profitability, prudent expense management, and the timing of capital expenditures.”

Second Quarter Fiscal 2026 Results

(13 weeks ended August 1, 2026, compared to the 13 weeks ended August 2, 2025)

●	Total revenues were $115.3 million and decreased 7.2%

●	Net retail sales were $106.5 million and decreased 7.1%
●	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) decreased 15.6%
●	Commercial and international franchise revenues were a combined $8.8 million and decreased 9.0%

●

Pre-tax income was $11.6 million, or 10.1% of total revenues, compared to $15.3 million, or 12.3% of total revenues. The Company incurred approximately $1 million in tariffs and related costs during both periods. The 220-basis-point decrease in pre-tax margin reflects a 340-basis-point decrease in gross margin due to occupancy cost deleverage and increased promotional activity, partially offset by a 80-basis-point decrease in selling, general, and administrative expense (“SG&A”), driven mainly by lower incentive compensation expense, as well as higher interest income.

●	Diluted EPS totaled $0.70, compared to $0.94, reflecting lower pre-tax income and a higher tax rate, partially offset by a reduction in share count.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $15.2 million, or 13.2% of total revenues, compared to $18.8 million, or 15.1% of total revenues.

First Half Fiscal 2026 Results

(26 weeks ended August 1, 2026, compared to the 26 weeks ended August 2, 2025)

●	Total revenues were $240.6 million and decreased 4.8%.

o	Net retail sales were $220.0 million and decreased 6.1%.
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) decreased 21.2%.
o	Commercial and international franchise revenues were a combined $20.6 million and increased 11.6%.

●

Pre-tax income was $35.5 million, or 14.8% of total revenues, compared to $34.9 million, or 13.8% of total revenues. The Company incurred approximately $1.5 million in tariffs and related costs, compared to approximately $1.0 million in the prior-year period. The 100-basis-point increase in pre-tax margin reflects a 200-basis-point increase in gross margin, including a 330-basis-point benefit from the $7 million International Emergency Economic Powers Act (“IEEPA”) tariff refund related to prior fiscal year costs, partially offset by more recently imposed tariffs, increased promotional activity, and occupancy cost deleverage, and a 120-basis-point increase in SG&A expense, driven mainly by higher store-level compensation expense, general inflationary pressures, and longer-term investments, partially offset by lower incentive compensation expense, as well as higher interest income. Excluding the $7 million tariff refund related to prior fiscal year costs, adjusted pre-tax income was $28.5 million, or 11.9% of total revenues. [1]

●

Diluted EPS totaled $2.16, compared to $2.11, reflecting higher pre-tax income and a reduction in share count, partially offset by a higher tax rate. Excluding the $7 million impact from the tariff refund related to prior fiscal year costs, adjusted EPS totaled $1.73. [1]

●

EBITDA was $42.9 million, or 17.8% of total revenues, compared to $41.9 million, or 16.6% of total revenues. Excluding the $7 million impact from the tariff refund related to prior fiscal year costs, adjusted EBITDA was $35.9 million, representing 14.9% of total revenues. [1]

1 See supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

Store Activity

For the quarter, the Company delivered net new unit growth of five global experience locations, reflecting three corporately-managed locations, six franchise locations, and partially offset by a net decline of four partner-operated locations. At the end of the quarter, Build-A-Bear had 674 global locations, comprised of 379 corporately-managed locations, 177 partner-operated locations, and 118 franchise locations.

Balance Sheet

At the end of the second quarter, cash and cash equivalents totaled $14.0 million, a decrease of $25.1 million, or 64.2%, from $39.1 million at the end of the second quarter last year, primarily driven by share repurchases and the timing of capital expenditures. The Company finished the quarter with no borrowings under its revolving credit facility.

Inventory at quarter end was $81.1 million, a decrease of $0.6 million, or 0.8%. The Company remains comfortable with the level and composition of its inventory.

For the second quarter and first half of fiscal 2026, capital expenditures totaled $8.6 million and $15.4 million, respectively, compared to $3.4 million and $6.3 million last year.

Return of Capital to Shareholders

For the second quarter, the Company utilized $5.6 million in cash to repurchase 155,118 shares of common stock and paid shareholders a $2.9 million quarterly cash dividend. For the first half of fiscal 2026, the Company utilized $17.1 million in cash to repurchase 403,236 shares of its common stock and paid $5.8 million in quarterly cash dividends to shareholders.

Since the end of the second quarter through August 26, the Company has utilized $1.5 million in cash to repurchase an additional 39,122 shares of its common stock. The Company has $43.2 million remaining under the board-authorized $100.0 million stock repurchase program adopted on September 11, 2024.

2026 Outlook

The Company lowers its fiscal 2026 outlook. Specifically, the Company now expects:

●	Total revenues of $500 million to $525 million
●	Pre-tax income of $60 million to $68 million

This pre-tax income outlook reflects an approximately $13 million IEEPA tariff refund. Excluding the approximately $7 million impact related to prior-year costs, the Company expects adjusted pre-tax income of $53 million to $61 million for fiscal 2026.1

The outlook also reflects $10 million to $11 million of ongoing tariffs and related costs, based on the current 12.5% tariff rate, as well as approximately $3 million in longer-term investments.

Additionally, the Company now expects:

●	Commercial revenue to be approximately flat compared to fiscal 2025
●	Capital expenditures of approximately $25 million
●	Depreciation and amortization of approximately $17 million

The Company continues to expect:

●	Net new unit growth of at least 50 experience locations through a combination of corporately-managed, partner-operated, and franchise business models
●	Income tax rate to approximate 24%, excluding discrete items

The Company’s outlook considers various factors, including tariffs, labor costs, changes in freight expense, and ongoing inflationary challenges. Separately, the Company’s outlook does not contemplate any further material changes in the geopolitical environment, macroeconomic conditions, relevant foreign currency exchange rates, or tariffs.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

Today, at 9:00 a.m. ET, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The call will be webcast on Build-A-Bear’s Investor Relations website at https://IR.buildabear.com.

The dial-in number for the live conference call is (201) 493-6780 (toll/international) or (877) 407-3982 (toll-free). The access code is Build-A-Bear. The live Internet broadcast may be accessed at https://IR.buildabear.com. The call is expected to conclude by 10:00 a.m. ET.

A replay of the conference call webcast will be available on the investor relations website for one year. A telephone replay will be available from approximately 1:00 p.m. ET on Thursday, August 27, 2026, until 11:59 p.m. ET on Thursday, September 17, 2026, and can be accessed by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll-free). The access code is 13761631.

About Build-A-Bear

Founded in 1997, Build‑A‑Bear is a leading global retailtainment brand on a mission to add a little more heart to life. At Build-A-Bear, guests are invited to create personalized furry friends through a unique stuffing, dressing, accessorizing and naming process, accentuated by a memorable "heart ceremony" that creates moments of connection for people of all ages.

Over the years, Build‑A‑Bear has grown into a multi‑generational phenomenon, positioned at the intersection of pop‑culture trends. Beyond its signature retail experience, the brand also offers pre‑stuffed plush, gifting, partnerships with best‑in‑class licensed and collectible characters, and original storytelling through Build‑A‑Bear Entertainment, LLC. Build‑A‑Bear’s current brand platform and message, “The Stuff You Love,” crosses ages and cultures while celebrating nearly 30 years of helping people mark life’s meaningful moments.

Today, Build‑A‑Bear operates more than 650 company-owned, partner-operated, and franchise experience locations across more than 30 countries, complemented by buildabear.com. Build‑A‑Bear Workshop, Inc. (NYSE: BBW) reported $529.8 million in total revenues for fiscal 2025, representing the Company's 5th consecutive year of record results. Learn more at the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating or financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the captions entitled “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2026, and other periodic reports filed with the SEC which are incorporated herein.

All our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects, and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Investor Relations Contact

Gary Schnierow, Vice President, Investor Relations & Corporate Finance

garys@buildabear.com

Media Relations Contact

pr@buildabear.com

###

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	August 1,	% of Total	August 2,	% of Total
	2026	Revenues (1)	2025	Revenues (1)
Revenues:
Net retail sales	$106,544	92.4	$114,635	92.3
Commercial revenue	8,086	7.0	8,629	6.9
International franchising	661	0.6	983	0.8
Total revenues	115,291	100.0	124,247	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	48,982	46.0	48,552	42.4
Cost of merchandise sold - commercial (1)	3,383	41.8	3,419	39.6
Cost of merchandise sold - international franchising (1)	437	66.1	765	77.8
Total cost of merchandise sold	52,802	45.8	52,736	42.4
Consolidated gross profit	62,489	54.2	71,511	57.6

Selling, general and administrative expense	51,410	44.6	56,399	45.4
Interest (income) expense, net	(552)	(0.5)	(206)	(0.2)
Income before income taxes	11,631	10.1	15,318	12.3
Income tax expense	2,871	2.5	2,951	2.4
Net income	$8,760	7.6	$12,367	10.0

Income per common share:
Basic	$0.71		$0.94
Diluted	$0.70		$0.94
Shares used in computing common per share amounts:
Basic	12,420,379		13,111,615
Diluted	12,431,533		13,139,470

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	August 1,	% of Total	August 2,	% of Total
	2026	Revenues (1)	2025	Revenues (1)
Revenues:
Net retail sales	$220,010	91.5	$234,224	92.7
Commercial revenue	19,034	7.9	16,251	6.4
International franchising revenue	1,517	0.6	2,167	0.9
Total revenues	240,561	100.0	252,642	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	89,320	40.6	100,123	42.7
Cost of merchandise sold - commercial (1)	7,802	41.0	6,433	39.6
Cost of merchandise sold - international franchising (1)	1,078	71.1	1,589	73.3
Total cost of merchandise sold	98,200	40.8	108,145	42.8
Consolidated gross profit	142,361	59.2	144,497	57.2

Selling, general and administrative expense	107,536	44.7	109,954	43.5
Interest expense (income), net	(686)	(0.3)	(406)	(0.2)
Income before income taxes	35,511	14.8	34,949	13.8
Income tax expense	8,452	3.5	7,263	2.9
Net income	$27,059	11.2	$27,686	11.0

Income per common share:
Basic	$2.16		$2.11
Diluted	$2.16		$2.11
Shares used in computing common per share amounts:
Basic	12,502,383		13,095,958
Diluted	12,526,722		13,142,443

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands, except per share data)

	August 1,	January 31,	August 2,
	2026	2026	2025
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$14,004	$26,755	$39,108
Inventories, net	81,130	82,203	81,758
Receivables, net	16,383	21,459	13,526
Prepaid expenses and other current assets	11,378	9,603	10,026
Total current assets	122,895	140,020	144,418

Operating lease right-of-use asset	$119,760	121,129	100,950
Property and equipment, net	79,058	70,926	58,804
Deferred tax assets	7,180	7,370	8,045
Other assets, net	5,208	6,008	6,021
Total Assets	$334,101	$345,453	$318,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	16,017	$15,318	$16,659
Accrued expenses	14,731	26,104	19,110
Operating lease liability short term	28,138	28,651	26,996
Gift cards and customer deposits	13,789	15,289	14,343
Deferred revenue and other	3,925	5,264	3,964
Total current liabilities	76,600	90,626	81,072

Operating lease liability long term	97,373	98,647	80,365
Other long-term liabilities	1,131	1,152	1,406

Stockholders' equity:
Common stock, par value $0.01 per share	126	128	132
Additional paid-in capital	59,113	60,821	61,701
Accumulated other comprehensive loss	(11,132)	(10,760)	(11,304)
Retained earnings	110,890	104,839	104,866
Total stockholders' equity	158,997	155,028	155,395
Total Liabilities and Stockholders' Equity	$334,101	$345,453	$318,238

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES

Unaudited Selected Financial and Store Data

(dollars in thousands)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025

Other financial data:

Retail gross margin ($) (1)	$57,562	$66,083	$130,690	$134,101
Retail gross margin (%) (1)	54.0%	57.6%	59.4%	57.3%
Capital expenditures (2)	$8,596	$3,421	$15,421	$6,328
Depreciation and amortization	$4,112	$3,668	$8,114	$7,368

Store data (3):
Number of corporately-managed retail locations at end of period
North America			337	327
Europe			42	41
Total corporately-managed retail locations			379	368

Number of franchised stores at end of period			118	102

Number of third-party retail locations at end of period			177	157

Corporately-managed store square footage at end of period (4)
North America			751,869	731,689
Europe			58,166	57,015
Total square footage			810,035	788,713

(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.

(3)

Excludes e-commerce. North American stores are located in the United States, Puerto Rico and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4)

Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP figures

(dollars in thousands except per share data)

The following table provides a reconciliation of pre-tax income to adjusted pre-tax income for the periods indicated:

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Income before income taxes (pre-tax)	$11,631	$15,318	$35,511	$34,949
IEEPA tariff refund related to fiscal 2025 (1)	-	-	(7,000)	-
Adjusted income before income taxes (pre-tax)	$11,631	$15,318	$28,511	$34,949

The following table provides a reconciliation of net income to adjusted net income and net income per diluted share to adjusted net income per diluted share for the periods indicated:

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Net income	$8,760	$12,367	$27,059	$27,686
IEEPA tariff refund related to fiscal 2025, tax affected (2)	-	-	(5,338)	-
Adjusted net income	$8,760	$12,367	$21,721	$27,686

Net income per diluted share (EPS)	0.70	0.94	2.16	2.11

Adjusted net income per diluted share (adjusted EPS)	0.70	0.94	1.73	2.11

The following table provides a reconciliation of pre-tax income to Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA for the periods indicated:

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 1,	August 2,	August 1,	August 2,
	2026	2025	2026	2025
Income before income taxes (pre-tax)	$11,631	$15,318	$35,511	$34,949
Interest (income) expense, net	(552)	(206)	(686)	(406)
Depreciation and amortization expense	4,112	3,668	8,114	7,368
EBITDA	$15,191	$18,780	$42,939	$41,911
Adjustments to EBITDA
IEEPA tariff refund related to fiscal 2025 (1)	-	-	(7,000)	-
Adjusted EBITDA	$15,191	$18,780	$35,939	$41,911

The following table provides a reconciliation of fiscal 2026 pre-tax income outlook to Adjusted pre-tax income outlook:

	Fiscal 2026 outlook
Income before income taxes (pre-tax)	$60,000	$68,000
IEEPA tariff refund related to fiscal 2025 (1)	(7,000)	(7,000)
Adjusted income before income taxes (pre-tax)	$53,000	$61,000

(1)	Relates to tariff refund attributable mainly to the second half of fiscal 2025
(2)	Relates to tariff refund attributable mainly to the second half of fiscal 2025 net of income tax effect